Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FIRST QUARTER NET INCOME OF $671 MILLION

Strong Performance Driven by Improved Credit Costs and

Exceptional Expense Management

Common Capital Increased by 20% Since Year End

PITTSBURGH, April 22, 2010 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $671 million, or $.66 per diluted common share, for the first quarter of 2010. Net income would have been $744 million, or $1.31 per diluted common share, for the quarter excluding $.50 per diluted common share related to the redemption of TARP preferred shares and $73 million, or $.15 per diluted common share, for after-tax integration costs.

“PNC began 2010 by delivering strong financial results fueled by well-diversified revenue, exceptional expense management and improved credit costs,” said James E. Rohr, chairman and chief executive officer. “We began to see signs that the pace of credit deterioration had eased at the end of 2009, which is reflected in our lower first quarter provision for credit losses. During the quarter we redeemed our TARP preferred shares and improved the quality of our capital structure by issuing common equity. While there is still uncertainty about the economic environment and potential regulatory changes, we believe PNC is well positioned for another good year.”

Reported net income for the first quarter of 2009 was $530 million, or $1.03 per diluted common share, and $1.1 billion, or $2.17 per diluted common share, for the fourth quarter of 2009. Net income would have been $563 million, or $1.11 per diluted common share, for the first quarter of 2009 excluding after-tax integration costs of $33 million, or $.08 per diluted common share. Fourth quarter 2009 net income would have been $521 million, or $.90 per diluted common share, excluding a $687 million after-tax gain, or $1.49 per diluted common share, related to the BlackRock acquisition of Barclays Global Investors and $101 million, or $.22 per diluted common share, of after-tax integration costs.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 2

HIGHLIGHTS

•

PNC remains committed to responsible lending to support economic growth. Loans and commitments originated and renewed totaled approximately $32 billion in the first quarter. Since its inception, PNC has funded approximately 3,200 refinances totaling $.6 billion through the Home Affordable Refinance Program and has sent approximately 80,700 solicitations to eligible borrowers under the Home Affordable Modification Program through March 31, 2010. Trial Modification Plan offers under the Home Affordable Modification Program have been extended to approximately 21,700 eligible borrowers.

•

Loans totaled $157 billion at March 31, 2010 and decreased a nominal $.3 billion since year end. An increase in loans of $3.5 billion from consolidating Market Street Funding LLC, a variable interest entity, and the securitized credit card portfolio was offset by soft customer loan demand combined with loan repayments and payoffs in the distressed assets portfolio.

•

Deposits declined by $4.4 billion or 2 percent since year end as PNC continued to reduce nonrelationship certificates of deposit and other time deposits and effectively managed deposit pricing, reducing the rate paid on deposits to .81 percent in the first quarter of 2010 from .93 percent in the fourth quarter of 2009.

•	The company remained core funded with a loan to deposit ratio of 86 percent at March 31, 2010, providing a strong bank liquidity position to support growth and stability.

•

Pretax pre-provision earnings of $1.7 billion were more than double the provision for credit losses of $.8 billion in the first quarter of 2010 driven by well-diversified revenue performance, exceptional expense management and reduced credit costs.

•

Total revenue was $3.8 billion for the quarter and reflected strong net interest income of $2.4 billion due to the benefit of deposit repricing. The net interest margin increased 19 basis points to 4.24 percent compared with the fourth quarter of 2009 due to the impact of deposit repricing and a reduction in low-rate interest-earning deposits with banks.

•	Expenses of $2.1 billion in the first quarter declined 4 percent compared with the linked quarter reflecting further progress in integrating the National City Corporation acquisition.

•

The overall annualized cost savings goal related to the National City acquisition of $1.5 billion is expected to be achieved in the fourth quarter of 2010, earlier than 2011 as previously anticipated. As of mid-April 2010, PNC had successfully completed the conversion of more than 4 million customers at over 1,000 National City branches to the PNC platform. Remaining branch conversions are scheduled to be completed in June 2010.

•

The pace of credit quality deterioration during the first quarter continued to ease. Nonperforming assets increased $.2 billion from year end 2009 to $6.5 billion as of March 31, 2010, a lower increase compared with $.7 billion in the fourth quarter. Loan loss reserves increased by 5 percent primarily due to the consolidation of the securitized credit card portfolio. The allowance for loan and lease losses was increased to $5.3 billion, or 3.38 percent of total loans, as of March 31, 2010.

•

The company announced a definitive agreement to sell PNC Global Investment Servicing Inc. for $2.3 billion in cash and anticipates closing the transaction in the third quarter of 2010 subject to regulatory approvals and certain other closing conditions. Upon completion of the sale, PNC expects to report an after-tax gain of approximately $455 million and to further improve its capital structure. Results of operations for PNC Global Investment Servicing are presented as income from discontinued operations, net of income taxes, and the business is no longer a reportable business segment.

•

Common capital was strengthened during the first quarter with a $3.45 billion common equity offering. The estimated Tier 1 common equity ratio increased by 160 basis points to 7.6 percent at March 31, 2010 from 6.0 percent at December 31, 2009. On a pro forma basis at March 31, 2010, PNC’s Tier 1 common capital ratio would have been an estimated 8.3 percent based on completion of the sale of PNC Global Investment Servicing.

•

PNC redeemed all of the $7.6 billion of preferred shares held by the U.S. Treasury under the Troubled Asset Relief Program (TARP) Capital Purchase Program in February 2010 using net proceeds from the common equity offering and a $2 billion senior note offering and other available funds.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 3

CONSOLIDATED REVENUE REVIEW

Revenue of $3.8 billion for the first quarter of 2010 was well diversified, led by net interest income of $2.4 billion compared with $2.3 billion for the first and fourth quarters of 2009. The net interest margin increased to 4.24 percent for the first quarter of 2010 compared with 3.81 percent for the first quarter of 2009 and 4.05 percent for the fourth quarter of 2009. The increases in net interest income and the margin for both periods of comparison reflected the company’s successful deposit pricing strategy as well as the benefit to the margin of a reduction in low-rate interest-earning deposits with banks. The interest rate paid on deposits declined to .81 percent for the first quarter of 2010 compared with 1.44 percent for first quarter 2009 and .93 percent for the fourth quarter of 2009. PNC’s deposit strategy included the retention and repricing at lower rates of relationship-based certificates of deposit and the planned run off of maturing non-relationship certificates of deposit.

Noninterest income totaled $1.4 billion for the first quarters of 2010 and 2009 and $2.5 billion for the fourth quarter of 2009. Asset management fees grew $40 million, or 18 percent, compared with the linked quarter due to improved markets and client growth. Residential mortgage fees increased $40 million, or 37 percent, over fourth quarter 2009 due to higher loan servicing and loan sales revenue. Service charges on deposits declined 15 percent compared with fourth quarter 2009 primarily due to seasonal declines in overdraft charges. Consumer service fees decreased 6 percent on a linked quarter basis due to lower brokerage fees, seasonal declines in transaction related fees and the impact of the consolidation of the securitized credit card portfolio. Other noninterest income of $240 million in the first quarter of 2010 included market-driven revenue and valuations associated with equity management, customer-related trading and other assets, and gains on sales of loans and other real estate owned. Fourth quarter 2009 included a $1.1 billion gain recognized on PNC’s portion of the increase in BlackRock’s equity resulting from the value of BlackRock shares issued in connection with BlackRock’s acquisition of Barclays Global Investors. The net effect to first quarter 2010 noninterest income of net securities gains and other-than-temporary impairment losses on securities was a decrease of $26 million compared with the fourth quarter of 2009.

Noninterest income was essentially flat compared with the prior year first quarter as higher asset management and corporate service fees and an increase in the net effect of net securities gains and other-than-temporary impairment losses on securities were substantially offset by declines in revenue related to residential mortgage servicing activities, consumer service fees and service charges on deposits.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 4

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the first quarter of 2010 was $2.1 billion, a reduction of 2 percent compared with the first quarter of 2009 and a reduction of 4 percent compared with the fourth quarter of 2009. The decline in noninterest expense was primarily due to the impact of higher cost savings related to the National City acquisition in both comparisons and lower integration costs compared with the linked quarter. The overall multi-year annualized acquisition cost savings goal is $1.5 billion, which the company expects to achieve in the fourth quarter of 2010, earlier than the original 2011 timeframe. Integration costs in noninterest expense were $102 million for the first quarter of 2010, $52 million for the first quarter of 2009 and $155 million for the fourth quarter 2009.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $265 billion at March 31, 2010 compared with $286 billion at March 31, 2009 and $270 billion at December 31, 2009. The decrease compared with March 31, 2009 was primarily due to declines in loans and interest-earning deposits with banks as PNC invested a portion of its available liquidity in low risk investment securities. The decrease compared with the linked quarter end was primarily attributable to lower interest-earning deposits with banks.

Average loans of $159 billion for the quarter decreased $15 billion, or 9 percent, compared with the year-earlier first quarter and increased $.6 billion compared with the fourth quarter of 2009. The decrease in average loans compared with first quarter 2009 was primarily due to reduced loan demand, paydowns, lower utilization levels and net charge-offs leading to declines of 18 percent in commercial loans and 12 percent in both commercial real estate loans and residential mortgage loans. Average loans in the first quarter of 2010 were increased by the impact of the consolidation of Market Street and the securitized credit card portfolio, including $3.5 billion of loans, pursuant to new accounting guidance effective January 1, 2010. PNC is committed to providing credit and liquidity to qualified borrowers. Total loan originations and new commitments and renewals were approximately $32 billion in the first quarter of 2010 compared with $26 billion in the first quarter of 2009 and $27 billion in the fourth quarter of 2009. Included in these amounts were originations for first mortgages of $2.0 billion in the first quarter of 2010, $6.9 billion in the first quarter of 2009 and $2.3 billion in the fourth quarter of 2009.

Loans held for sale averaged $2.5 billion in the first quarter of 2010 compared with $4.5 billion for the first quarter of 2009 and $2.9 billion in the fourth quarter of 2009. The decrease from first quarter 2009 was primarily due to lower residential mortgage loan originations during subsequent quarters.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 5

Average investment securities for the first quarter of 2010 were $57 billion, an increase of $7.0 billion, or 14 percent, compared with the first quarter of 2009 and an increase of $1.1 billion, or 2 percent, compared with the fourth quarter of 2009. The increase in securities over first quarter 2009 reflected net investments of a portion of available liquidity in lower risk assets, primarily U.S. Treasury and government agency securities. The linked quarter increase in securities was largely related to the Market Street consolidation. The March 31, 2010 investment securities balance included a net unrealized pretax loss of $1.6 billion representing the difference between fair value and amortized cost compared with net unrealized pretax losses of $4.4 billion at March 31, 2009 and $2.3 billion at December 31, 2009. The improvement in the net unrealized pretax loss compared with March 31, 2009 was due to improved liquidity in non-agency residential and commercial mortgage-backed securities markets.

Average deposits of $183 billion declined $9.1 billion, or 5 percent, compared with the first quarter of 2009 and $3.2 billion, or 2 percent, compared with the linked quarter. The decline from the prior year first quarter occurred as PNC decreased high-cost nonrelationship certificates of deposit and other time deposits and grew transaction deposits reflecting customer preferences for liquidity. In the linked quarter comparison, average deposits decreased due to the withdrawal of corporate client balances in noninterest-bearing demand deposits, the continued reduction of nonrelationship certificates of deposit and lower time deposits in foreign offices, partially offset by increased balances of interest-bearing transaction accounts.

Average borrowed funds for the first quarter of 2010 were $42 billion, a decrease of $5.6 billion, or 12 percent, compared with the first quarter of 2009 and an increase of $2.7 billion, or 7 percent, compared with the fourth quarter of 2009. The decrease from the prior year first quarter was primarily due to maturities of Federal Home Loan Bank borrowings. In February 2010, PNC issued $2.0 billion of senior notes which proceeds were used toward redemption of the $7.6 billion of TARP preferred shares. Other borrowed funds increased in the linked quarter comparison due to the impact of the Market Street and securitized credit card portfolio consolidations.

PNC enhanced the quality of its capital during the first quarter of 2010. Common shareholders’ equity grew to $26 billion at March 31, 2010 compared with $19 billion at March 31, 2009 and $22 billion at December 31, 2009. During the first quarter of 2010 PNC raised $3.45 billion in new common equity through the issuance of 63.9 million common shares at an offering price of $54 per share. On February 10, 2010, net proceeds from the common equity and senior notes offerings combined with other available funds were used to redeem all of the $7.6 billion of preferred shares issued to the U.S. Treasury under the TARP Capital Purchase Program. In connection with the redemption of the TARP preferred shares, accretion of the remaining issuance discount was accelerated and resulted in a $250 million reduction of net income attributable to common shareholders or a $.50 reduction in earnings per diluted common share. PNC paid $89 million in dividends to the U.S. Treasury on the TARP preferred shares in the first quarter of 2010, or $.18 per diluted common share, and $421 million since the shares were issued in December 2008.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 6

PNC increased the Tier 1 common equity ratio to an estimated 7.6 percent at March 31, 2010 from 6.0 percent at December 31, 2009 and 4.9 percent at March 31, 2009 largely as a result of the common equity issuance and retained earnings. The Tier 1 risk-based capital ratio decreased to an estimated 9.9 percent at March 31, 2010 from 11.4 percent at December 31, 2009 and 10.0 percent at March 31, 2009 primarily due to redemption of the TARP preferred shares partially offset by the common equity issuance and retained earnings. On a pro forma basis assuming completion of the sale of PNC Global Investment Servicing, PNC’s Tier 1 common capital ratio would have been an estimated 8.3 percent and the Tier 1 risk-based capital ratio would have been an estimated 10.6 percent at March 31, 2010. The PNC board of directors recently declared a quarterly common stock cash dividend of 10 cents per share payable on April 24, 2010.

ASSET QUALITY REVIEW

The pace of credit quality deterioration continued to slow in the first quarter of 2010. Nonperforming assets were $6.5 billion at March 31, 2010 reflecting a nominal increase compared with $6.3 billion at December 31, 2009 and $3.5 billion at March 31, 2009. The increase of $224 million from year end was lower than the increase in nonperforming assets in the past three consecutive quarters of $672 million, $988 million and $1.1 billion, respectively. Nonperforming assets to total assets were 2.46 percent at March 31, 2010 compared with 2.34 percent at December 31, 2009 and 1.23 percent at March 31, 2009.

Accruing loans past due 90 days or more were $.8 billion at March 31, 2010 and declined 5 percent from December 31, 2009. Accruing loans past due 30 to 89 days were $2.5 billion at March 31, 2010, a 3 percent increase compared with year end reflecting higher commercial real estate loan delinquencies somewhat offset by lower commercial loan delinquencies.

The provision for credit losses was $751 million for the first quarter of 2010 compared with $1.049 billion for the fourth quarter of 2009 and $880 million in the first quarter of 2009. The $298 million decrease in the provision compared with the linked quarter primarily resulted from lower additional reserves required for commercial loans. Net charge-offs for the first quarter of 2010 were $691 million, or 1.77 percent of average loans on an annualized basis, compared with $835 million, or 2.09 percent, for the fourth quarter of 2009 and $431 million, or 1.01 percent, for the first quarter of 2009. The decrease in net charge-offs of $144 million compared with the fourth quarter was primarily due to lower commercial loan and commercial real estate loan net charge-offs.

The company increased the allowance for loan and lease losses during the first quarter to $5.3 billion at March 31, 2010 from $5.1 billion at December 31, 2009 and $4.3 billion at March 31, 2009. The linked quarter increase was primarily due to consolidation of the securitized credit card portfolio. The allowance for loan and lease losses to total loans increased to 3.38 percent at March 31, 2010 compared with 3.22 percent at December 31, 2009 and 2.51 percent at March 31, 2009. The allowance to nonperforming loans was 92 percent at March 31, 2010, 89 percent at December 31, 2009 and 145 percent at March 31, 2009.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 7

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $24 million for the quarter compared with earnings of $50 million for the year-ago quarter and a loss of $25 million for the fourth quarter of 2009. Earnings declined from the prior year first quarter as a result of increased credit costs, lower interest credits assigned to deposits, and a decline in fees which was partially offset by well-managed expenses. The increase in earnings over the prior quarter was primarily the result of lower credit costs. Retail Banking continued to maintain its focus on growing customers and deposits, customer and employee satisfaction, investing in the business for future growth, as well as disciplined expense management during this period of market and economic uncertainty. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth.

Retail Banking overview:

•

Success in implementing Retail Banking’s deposit strategy resulted in growth in average transaction deposits of $3.1 billion, or 4 percent, compared with the prior year first quarter and $1.4 billion, or 2 percent, compared with the linked quarter. Excluding approximately $1.9 billion of average transaction deposits from first quarter 2009 balances related to branch divestitures, average transaction deposits increased $5.0 billion, or 7 percent, over the prior year first quarter. The growth in transaction deposits was more than offset by planned run off of higher rate certificates of deposit net of successful retention of customer relationships. Required branch divestitures also impacted the year-over-year quarter comparison. A continued decline in certificates of deposit is expected in 2010.

•

Retail Banking continued to focus on expanding and deepening customer relationships. Checking relationships declined by 5,000 during the first quarter of 2010, a better than expected result and primarily due to the impact of branch conversion activities in many markets. Customer retention was stronger than anticipated and helped to offset lower acquisition of new relationships in branch conversion markets. Markets not impacted by conversion activities had strong first quarter checking relationship results. Active online bill payment and online banking customers grew by 6 percent and 1 percent, respectively, during the first quarter.

•

Average loans increased $2.2 billion, or 4 percent, over the year-ago quarter and increased $2.5 billion, or 4 percent, compared with the fourth quarter of 2009. The increases in both comparisons were driven by the consolidation of the securitized credit card portfolio and increased education loans partially offset by lower commercial, home equity and residential mortgage loans.

•

Net interest income for the first quarter of 2010 declined by $50 million compared with the first quarter of 2009 and increased by $38 million compared with the linked quarter. In both comparisons net interest income benefited from the consolidation of the securitized credit card portfolio, higher demand deposits and increased education loans, and was negatively impacted by lower interest credits assigned to deposits, reflective of the rate environment.

•

Noninterest income declined $31 million over the first quarter of 2009 and $57 million compared with the linked quarter. In both comparisons fees declined due to the consolidation of the securitized credit card portfolio, decreases in service charges on deposits related to lower overdraft charges, and lower brokerage fees. The linked quarter comparison was negatively impacted by seasonal declines in transaction related fees. The prior year first quarter comparison was further reduced by the impact of branch divestitures but benefited from growth in transaction volume-related fees.

•

Noninterest expense for the first quarter declined $78 million from the prior year first quarter and $36 million from the linked quarter. Expenses were well managed as continued investments in distribution channels were more than offset by reductions in expenses from acquisitions and the required branch divestitures.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 8

•

Provision for credit losses was $340 million for the first quarter of 2010 compared with $304 million in the first quarter of 2009 and $409 million in the prior quarter. The fourth quarter of 2009 included increased reserves required for small commercial loans and the credit card portfolio.

•

Retail Banking had 2,461 branches and an ATM network of 6,467 machines at March 31, 2010. During the first quarter of 2010, PNC opened 3 traditional branches, consolidated 55 branches and had a net reduction of 6 ATMs. The reduction in branches and ATMs mainly resulted from branch consolidations following the second National City customer conversion in February 2010.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $360 million in the first quarter of 2010 compared with $359 million in the first quarter of 2009 and $415 million in the fourth quarter of 2009. Earnings in both comparisons were adversely impacted by a decrease in net interest income but benefited from a lower provision for credit losses and higher noninterest income.

Corporate & Institutional Banking overview:

•

Net interest income for the first quarter of 2010 was $877 million, a decrease of $146 million compared with the first quarter of 2009 and a decrease of $132 million compared with the fourth quarter of 2009. Both comparisons were impacted by a decline in average loans and lower interest credits assigned to deposits. The decrease in the linked quarter comparison was also due to lower average deposits.

•

Corporate service fees were $242 million in the first quarter of 2010 compared with $218 million in the first quarter of 2009 and $235 million in the fourth quarter of 2009. Both increases reflected first quarter 2010 fees associated with commercial mortgage special servicing. Merger and acquisition advisory fees increased in the year-over-year comparison and decreased compared with the fourth quarter of 2009.

•

Other noninterest income was $129 million in the first quarter of 2010 compared to $49 million in the first quarter of 2009 and $133 million in the fourth quarter of 2009. The increase from a year ago was due to a reduction in reserves for the DUS lending program, a benefit from the impact of lower credit spreads on the valuations of customer derivative activity and higher underwriting revenue partially offset by a decline in valuation gains on commercial mortgage and multi-family held for sale loan portfolios.

•

Noninterest expense was $445 million in the first quarter of 2010 compared with $430 million in the first quarter of 2009 and $444 million in the fourth quarter of 2009. The increase over first quarter 2009 was primarily due to higher compensation expense related to increased sales activity, FDIC costs for higher deposit balances and credit-related expenses.

•

Provision for credit losses was $236 million in the first quarter of 2010 compared with $287 million in the first quarter of 2009 and $283 million in the fourth quarter of 2009. The 2010 provision was driven by continued deterioration in commercial real estate loans. The decline compared with the year-ago first quarter was primarily from lower loan balances and the linked quarter decrease was largely due to improved performance in the middle market portfolio. Net charge-offs for the first quarter of 2010 were $271 million compared with $167 million in the first quarter of 2009 and $341 million in fourth quarter of 2009. Net charge-offs showed signs of slowing in the middle market and asset-based lending portfolios.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 9

•

Average loans were $66 billion for the first quarter of 2010 compared with $78 billion in the first quarter of 2009 and $67 billion in the fourth quarter of 2009. The first quarter of 2010 included an increase in loans from the consolidation of Market Street. Excluding Market Street, average loans decreased $13 billion, or 17 percent, compared with the prior year first quarter and $2 billion, or 3 percent, compared with the linked quarter. Declines in utilization levels among middle market and large corporate clients continued to result in lower loan balances although the trend has slowed. Commercial real estate loans decreased compared with the linked quarter driven by payoffs and paydowns and exiting select customer relationships.

•

Average deposits were $42 billion in the first quarter of 2010, an increase of $9.7 billion, or 30 percent, compared with the first quarter of 2009 as customers continued to move balances from off-balance sheet sweep products to noninterest-bearing demand deposits and from the impact of the return of deposits from National City customers who had previously moved funds to other institutions.

•

The commercial mortgage servicing portfolio was $282 billion at March 31, 2010 compared with $269 billion at March 31, 2009 and $287 billion at December 31, 2009. The increase compared with a year ago reflected the continued growth in the agency and conventional servicing portfolios which was somewhat offset by a decline in the commercial mortgage-backed securities servicing portfolio. The servicing portfolio declined from year end primarily due to prepayment activity, scheduled maturities and other servicing transfers.

Asset Management Group

Asset Management Group earned $39 million for the first quarters of 2010 and 2009 and $23 million for the fourth quarter of 2009. Assets under administration were $209 billion as of March 31, 2010. Strong revenue for the first quarter of $228 million reflected increased assets under management driven by increases in asset values and continued new business generation. Earnings grew 70 percent over the linked quarter as a result of a lower provision for credit losses and strong asset management fees. Flat earnings relative to the first quarter of 2009 reflected higher asset management fees and lower expenses and provision for credit losses offset by reduced net interest income from lower yields on loans. During the quarter, the business successfully executed the first and largest of its National City trust system conversions.

Asset Management Group overview:

•

Assets under administration increased to $209 billion at March 31, 2010 compared with $205 billion at December 31, 2009 and declined from $216 billion at March 31, 2009. Discretionary assets under management increased to $105 billion at March 31, 2010 compared with $103 billion at December 31, 2009 and $96 billion at March 31, 2009. The year over year growth in discretionary assets was more than offset by a decrease in nondiscretionary assets as a result of an exit of a noncore product offering and other National City integration impacts.

•

Noninterest income of $164 million for the quarter increased $10 million, or 6 percent, compared with the first quarter of 2009, and $13 million, or 9 percent, compared with the linked quarter. The growth from the previous quarters was primarily due to continued client expansion and the improved equity markets.

•

Net interest income for the first quarter decreased $32 million, or 33 percent, compared with the first quarter of 2009, and $3 million, or 4 percent, compared with the linked quarter. The decreases were primarily due to a reduction in higher yield loans.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 10

•

Noninterest expense of $157 million in the first quarter of 2010 decreased by $13 million, or 8 percent, from the year-ago quarter and increased 1 percent compared with the linked quarter. The year-over-year decline is attributable to disciplined expense management as well as integration-related initiatives.

•

Provision for credit losses was $9 million for the first quarter of 2010 compared with $17 million for the first quarter of 2009 and $25 million for the fourth quarter of 2009. The decrease in the provision compared with the fourth quarter was attributable to improved credit quality. Credit quality indicators remained stable and reserves as a percent of total loans were consistent with the linked quarter.

•

Average deposits for the quarter decreased $461 million, or 6 percent, from the prior year first quarter and increased $110 million, or 2 percent, from the linked quarter. The decrease from first quarter 2009 was due to a strategic exit of higher rate certificates of deposit. Average loan balances decreased $304 million, or 4 percent, from the prior year first quarter and $103 million, or 2 percent, compared with the linked quarter. Home equity loans grew in the first quarter 2009 comparison while commercial loans and residential mortgages declined in both comparisons.

Residential Mortgage Banking

Residential Mortgage Banking earned $82 million in the first quarter of 2010 compared with $227 million in the first quarter of 2009 and $25 million in the fourth quarter of 2009. Earnings decreased from first quarter 2009 due to lower net hedging gains on mortgage servicing rights and loan sales revenue. The linked quarter increase in earnings was driven by higher noninterest income from loan servicing and loan sales revenues and lower noninterest expense.

Residential Mortgage Banking overview:

•

Total loan originations were $2.0 billion for the first quarter of 2010 compared with $6.9 billion in the first quarter of 2009 and $2.3 billion in the fourth quarter of 2009. Lower mortgage rates in the first quarter of 2009 resulted in high loan application and origination volumes. Loans continued to be primarily originated through direct channels under FNMA, FHLMC and FHA/VA agency guidelines.

•

Residential mortgage loans serviced for others totaled $141 billion at March 31, 2010 compared with $168 billion at March 31, 2009 and $145 billion at December 31, 2009. Payoffs continued to outpace new direct loan origination volume during the quarter. The decline from a year earlier also reflected the sale of $7.9 billion of servicing in the fourth quarter of 2009.

•

Noninterest income was $157 million in the first quarter of 2010 compared with $437 million in the first quarter of 2009 and $105 million in the fourth quarter of 2009. The year over year quarter decline was due to lower net hedging gains on mortgage servicing rights and reduced loan sales revenue related to strong loan origination refinance volume in the first quarter of 2009. The linked quarter increase in noninterest income reflected higher loan servicing revenue primarily driven by higher fourth quarter costs associated with repurchasing government-insured loans as well as lower payoff volume.

•

Net interest income was $80 million in the first quarter of 2010 compared with $91 million in the first quarter of 2009 and $71 million in the fourth quarter of 2009. The decrease compared with the first quarter of 2009 resulted from lower residential mortgage loans held for sale. The linked quarter increase was primarily due to interest earned on repurchased government-insured loans.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 11

•

Noninterest expense declined to $124 million in the first quarter of 2010 compared with $173 million in the first quarter of 2009 and $142 million in the fourth quarter of 2009 as lower loan origination volume drove a reduction in expenses.

•	The fair value of mortgage servicing rights was $1.3 billion at March 31, 2010 compared with $1.0 billion at March 31, 2009 and $1.3 billion at December 31, 2009.

Distressed Assets Portfolio

Distressed Assets Portfolio segment had earnings of $72 million for the first quarter of 2010 compared with earnings of $3 million for the first quarter of 2009 and a loss of $88 million in the fourth quarter of 2009. Earnings improved primarily due to lower provision for credit losses and higher net interest income on impaired loans.

Distressed Assets Portfolio overview:

•

Average loans declined to $18 billion in the first quarter of 2010 compared with $23 billion in the first quarter of 2009 and $19 billion for the fourth quarter of 2009. The decrease in the linked quarter comparison was primarily driven by paydowns. The comparison to first quarter 2009 was also impacted by portfolio management activities including loan sales and efforts to encourage customers to refinance or pay off consumer loan balances.

•

Net interest income was $338 million for the first quarter of 2010 compared with $331 million for the first quarter of 2009 and $218 million for the fourth quarter of 2009. The increases in both comparisons were driven by higher accretion on impaired loans due to improved cash collection results which more than offset the decline in average loans.

•

Noninterest income reflected a loss of $1 million for the first quarter of 2010 compared with revenue of $13 million in first quarter 2009 and $3 million in the linked quarter. The decline in both comparisons was due to an increase in recourse reserves for brokered home equity loans sold.

•

Noninterest expense for first quarter 2010 of $58 million declined $22 million compared with first quarter 2009 primarily due to lower other real estate owned related expenses and losses. Noninterest expense increased $9 million compared with fourth quarter 2009 as the linked quarter included $12 million of net gains on other real estate owned sales.

•

The provision for credit losses was $165 million in the first quarter of 2010 compared with $259 million in first quarter 2009 and $314 million in the fourth quarter of 2009. The declines were largely driven by the consumer loan portfolio in both comparisons.

•

Loans in this segment require special servicing and management oversight given current loan performance and market conditions. Consequently, the business activities of this segment are focused on maximizing value within a defined risk profile, including selling assets when the terms and conditions are appropriate.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 12

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, integration costs, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles, corporate overhead and intercompany eliminations. As a result of its pending sale, Global Investment Servicing is no longer a reportable business segment, and business segment results are presented on the basis of continuing operations before noncontrolling interests.

PNC recorded earnings of $71 million in “Other, including BlackRock” for the first quarter of 2010 compared with a loss of $158 million for the first quarter of 2009 and earnings of $753 million for the fourth quarter of 2009. First quarter 2010 earnings included BlackRock equity earnings reflecting BlackRock’s acquisition of Barclays Global Investors and higher results from equity management and alternative investments compared with both 2009 quarters and higher trading results compared with first quarter 2009. The first quarter 2009 loss reflected the after-tax impact of other-than-temporary impairment charges and alternative investment writedowns and equity management losses. Fourth quarter 2009 earnings included a $687 million after-tax gain related to the BlackRock acquisition of Barclays Global Investors. After-tax integration costs were higher in the first quarter of 2010 compared with the year-ago first quarter, and lower than the linked quarter.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 8:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 990-2718 or (706) 643-0187 (international), conference ID 66991424. The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international), conference ID 66991424.

In addition, Internet access to the call (listen only) and to PNC’s first quarter 2010 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2009 Form 10-K, including in the Risk Factors and Risk Management sections of that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	Changes in levels of unemployment.

•

Changes in customer preferences and behavior, whether as a result of changing business and economic conditions, climate-related physical changes or legislative and regulatory initiatives, or other factors.

•

A continuation of turbulence in significant portions of the US and global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

•

Our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low in the first half of 2010 but will move upward in the second half of the year and our view that the moderate economic recovery that began last year will extend through 2010.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity, and funding. These legal and regulatory developments could include:

•	Changes resulting from legislative and regulatory responses to the current economic and financial industry environment.

•

Other legislative and regulatory reforms, including broad-based restructuring of financial industry regulation as well as changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other aspects of the financial institution industry.

•	Increased litigation risk from recent regulatory and other governmental developments.

•	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental inquiries.

•	The results of the regulatory examination and supervision process, including our failure to satisfy the requirements of agreements with governmental agencies.

•	Changes in accounting policies and principles.

- more -

PNC Reports First Quarter Net Income $671 Million – Page 14

•

Changes resulting from legislative and regulatory initiatives relating to climate change that have or may have a negative impact on our customers’ demand for or use of our products and services in general and their creditworthiness in particular.

•	Changes to regulations governing bank capital, including as a result of the so-called “Basel 3” initiatives.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives, and capital management techniques, and by our ability to meet evolving regulatory capital standards.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this document.

In addition, our acquisition of National City Corporation (“National City”) on December 31, 2008 presents us with a number of risks and uncertainties related both to the acquisition itself and to the integration of the acquired businesses into PNC. These risks and uncertainties include the following:

•

The anticipated benefits of the transaction, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•

Our ability to achieve anticipated results from this transaction is dependent on the state going forward of the economic and financial markets, which have been under significant stress. Specifically, we may incur more credit losses from National City’s loan portfolio than expected. Other issues related to achieving anticipated financial results include the possibility that deposit attrition or attrition in key client, partner and other relationships may be greater than expected.

•

Legal proceedings or other claims made and governmental investigations currently pending against National City, as well as others that may be filed, made or commenced relating to National City’s business and activities before the acquisition, could adversely impact our financial results.

•

Our ability to achieve anticipated results is also dependent on our ability to bring National City’s systems, operating models, and controls into conformity with ours and to do so on our planned time schedule. The integration of National City’s business and operations into PNC, which includes conversion of National City’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to National City’s or PNC’s existing businesses. PNC’s ability to integrate National City successfully may be adversely affected by the fact that this transaction has resulted in PNC entering several markets where PNC did not previously have any meaningful retail presence.

In addition to the National City transaction, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks, in addition to those presented by the nature of the business acquired, similar to some or all of those described above relating to the National City acquisition.

[TABULAR MATERIAL FOLLOWS]

- more -

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31 2010	December 31 2009		March 31 2009

Revenue
Net interest income	$2,379	$2,346		$2,320
Noninterest income	1,384	2,540	(a)	1,366

Total revenue	3,763	4,886		3,686
Noninterest expense	2,113	2,209		2,158

Pretax, pre-provision earnings (b)	$1,650	$2,677		$1,528

Provision for credit losses	$751	$1,049		$880

Income from continuing operations before noncontrolling interests (c)	$648	$1,103		$520

Income from discontinued operations, net of income taxes (d)	$23	$4		$10

Net income	$671	$1,107		$530

Net income attributable to common shareholders	$333	$1,011		$460

Diluted earnings per common share
Continuing operations	$.61	$2.16		$1.01
Discontinued operations (d)	.05	.01	(e)	.02

Net income	$.66	$2.17		$1.03
As adjusted (f)	$1.31	$.90		$1.11

Cash dividends declared per common share	$.10	$.10		$.66

Total preferred dividends declared	$93	$119		$51
TARP Capital Purchase Program preferred dividends (g)	$89	$95		$47
Impact of TARP Capital Purchase Program preferred dividends per diluted common share	$.18	$.21		$.11

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Includes a $1.076 billion gain related to BlackRock’s acquisition of Barclays Global Investors (BGI) on December 1, 2009.
(b)	PNC believes that pretax, pre-provision earnings is useful as a tool to help evaluate its ability to provide for credit costs through operations.
(c)	See page 18 for a reconciliation of business segment earnings to income from continuing operations before noncontrolling interests.
(d)	Includes results of operations for PNC Global Investment Servicing Inc. (GIS) for all periods presented. On February 2, 2010, we entered into a definitive agreement to sell GIS. Subject to regulatory approvals and certain other closing conditions, the transaction is expected to close in the third quarter of 2010.
(e)	Includes the impact of $18 million of deferred income taxes provided on the difference in the stock investment and tax basis of GIS, a US subsidiary.
(f)	See reconciliation to “as reported” diluted earnings per share on page 16.
(g)	PNC redeemed the TARP preferred stock on February 10, 2010.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

RECONCILIATIONS OF “AS REPORTED” (GAAP) NET INCOME, NET INCOME ATTRIBUTABLE TO COMMON

SHAREHOLDERS AND DILUTED EPS TO “AS ADJUSTED” AMOUNTS

In millions, except per share data

THREE MONTHS ENDED	March 31, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income, as reported			$671	$333	$.66
Adjustments:
Integration costs	$113	$(40)	73	73	.15
TARP preferred stock accelerated discount accretion				250	.50

Net income, as adjusted			$744	$656	$1.31

	December 31, 2009
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income, as reported			$1,107	$1,011	$2.17
Adjustments:
Integration costs	$155	$(54)	101	101	.22
Gain on BlackRock/BGI transaction	(1,076)	389	(687)	(687)	(1.49)

Net income, as adjusted			$521	$425	$.90

	March 31, 2009
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income, as reported			$530	$460	$1.03
Adjustments:
Integration costs	$52	$(19)	33	33	.08

Net income, as adjusted			$563	$493	$1.11

These tables represent reconciliations of certain “As Reported” (GAAP) amounts to “As Adjusted” amounts for the TARP preferred stock accelerated discount accretion, integration costs and the gain on the BlackRock/BGI transaction. We have provided these adjusted amounts and reconciliations so that investors, analysts, regulators and others will be better able to evaluate the impact of these respective items on the results for and as of the periods presented. We believe that information as adjusted for the impact of the specified items may be useful due to the extent to which the items are not indicative of ongoing operations. Adjusted information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results.

(a)	Calculated using a marginal federal income tax rate of 35%. The after-tax gain on the BlackRock/BGI transaction also reflects the impact of state income taxes.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31 2010	December 31 2009	March 31 2009
PERFORMANCE RATIOS
From continuing operations
Noninterest income to total revenue (a)	37%	52%	37%
Efficiency (b)	56	45	59
From net income
Net interest margin (c)	4.24%	4.05%	3.81%
Return on:
Average common shareholders’ equity	5.37	17.79	10.23
Average assets	1.02	1.62	.77

CAPITAL RATIOS
Tier 1 risk-based - as reported (d)	9.9%	11.4%	10.0%
Tier 1 risk-based - pro forma (e)	10.6
Tier 1 common - as reported (d)	7.6	6.0	4.9
Tier 1 common - pro forma (e)	8.3
Total risk-based (d)	13.4	15.0	13.6
Leverage (d)	8.9	10.1	8.9
Common shareholders’ equity to assets	10.0	8.2	6.5

ASSET QUALITY RATIOS
Nonperforming loans to total loans	3.66%	3.60%	1.73%
Nonperforming assets to total loans and foreclosed and other assets	4.14	3.99	2.05
Nonperforming assets to total assets	2.46	2.34	1.23
Net charge-offs to average loans (for the three months ended) (annualized)	1.77	2.09	1.01
Allowance for loan and lease losses to total loans	3.38	3.22	2.51
Allowance for loan and lease losses to nonperforming loans	92	89	145

(a)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(b)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(c)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2010, December 31, 2009, and March 31, 2009 were $18 million, $18 million, and $15 million, respectively.
(d)	The ratios as of March 31, 2010 are estimated.
(e)	The following represents a reconciliation of certain risk-based capital and ratios at March 31, 2010:

Dollars in billions	Tier 1 risk-based (d)	Tier 1 common (d)
Ratios – as reported	9.9%	7.6%
Capital – as reported	$22.9	$17.6
Adjustment:
Net impact of pending 2010 sale of GIS (f)	1.6	1.6

Capital – pro forma	$24.5	$19.2

Ratios – pro forma	10.6%	8.3%

(f)	The estimated net impact of this pending sale is as follows:

In billions
Sales price	$2.3
Less:
Book equity / intercompany debt	(1.5)

Pretax gain	.8
Income taxes	(.3)

After-tax gain	.5

Elimination of net intangible assets:
Goodwill and other intangible assets	1.3
Eligible deferred income taxes on goodwill and other intangible assets	(.2)

Net intangible assets	1.1

Estimated net impact of pending sale of GIS	$1.6

We believe that the disclosure of these ratios reflecting the estimated impact of the pending sale of GIS provides additional meaningful information regarding the risk-based capital ratios at that date and the impact of this event on these ratios.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	At or for the three months ended
	March 31 2010	December 31 2009	March 31 2009

BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$265,396	$269,863	$286,422
Loans (a) (b)	157,266	157,543	171,373
Allowance for loan and lease losses (a)	5,319	5,072	4,299
Interest-earning deposits with banks (a)	607	4,488	14,783
Investment securities (a)	57,606	56,027	46,253
Loans held for sale (b)	2,691	2,539	4,045
Goodwill and other intangible assets	12,714	12,909	12,178
Equity investments (a)	10,256	10,254	8,215

Noninterest-bearing deposits	43,122	44,384	40,610
Interest-bearing deposits	139,401	142,538	154,025
Total deposits	182,523	186,922	194,635
Transaction deposits	126,420	126,244	118,869
Borrowed funds (a)	42,461	39,261	48,459
Shareholders’ equity	26,818	29,942	26,477
Common shareholders’ equity	26,466	22,011	18,546
Accumulated other comprehensive loss	1,288	1,962	3,289

Book value per common share	50.32	47.68	41.67
Common shares outstanding (millions)	526	462	445
Loans to deposits	86%	84%	88%

ASSETS UNDER ADMINISTRATION (billions)
Discretionary assets under management	$105	$103	$96
Nondiscretionary assets under administration	104	102	120

Total assets under administration	$209	$205	$216

BUSINESS SEGMENT EARNINGS (LOSS) (millions) (c) (d)
Retail Banking	$24	$(25)	$50
Corporate & Institutional Banking	360	415	359
Asset Management Group	39	23	39
Residential Mortgage Banking	82	25	227
Distressed Assets Portfolio	72	(88)	3
Other, including BlackRock (d) (e) (f)	71	753	(158)

Earnings from continuing operations before noncontrolling interests	$648	$1,103	$520

(a)	Amounts include consolidated variable interest entities. Some March 31, 2010 amounts include consolidated variable interest entities that we consolidated effective January 1, 2010 based on guidance in ASU 2009-17, Consolidations. Our first quarter 2010 Form 10-Q will include additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include items for which PNC has elected the fair value option. Our first quarter 2010 Form 10-Q will include additional information regarding these Consolidated Balance Sheet line items.
(c)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure. As a result of its pending sale, GIS is no longer a reportable business segment. Amounts are presented on a continuing operations before noncontrolling interests basis and exclude the earnings attributable to GIS.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our first quarter 2010 Form 10-Q will include additional information regarding BlackRock.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock, integration costs, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.
(f)	The $1.076 billion gain ($687 million after-tax) related to BlackRock’s acquisition of BGI was included in this business segment for the fourth quarter 2009.